Exhibit 10.2

OVERLAND STORAGE, INC.
SUMMARY SHEET
OF
DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Non-Employee Director Compensation

Our compensation plan for non-employee directors consists of both a cash component and an equity component. We pay each non-employee director $5,000 per quarter, plus $2,500 for each Board meeting attended ($1,250 if held telephonically), plus reimbursement for expenses. The Chairman of the Board receives an additional $2,500 per quarter in addition to the non-employee director fee of $5,000 per quarter.  Members of the Audit Committee and the Compensation Committee receive a retainer of $500 per quarter in lieu of a fee for committee meetings attended during a quarter and members of the Nominating and Governance Committee receive $500 for each committee meeting attended ($250 if held telephonically and no fee if held the same day as a Board meeting).

In addition to the cash component of compensation, each non-employee director receives stock options. Before November 2003, each non-employee director received a ten-year nonqualified stock option to purchase 50,000 shares at the fair market value upon appointment to the Board (Old Equity Compensation Program). These options vested at the rate of 3,000 shares for each Board meeting held. To the extent option shares were available for grant, a new option to purchase 50,000 shares was granted when options held by a currently serving non-employee director fully vested.

On November 17, 2003, upon shareholder approval of the company’s 2003 Equity Incentive Plan (“Incentive Plan”), our methodology for options and other equity awards granted to non-employee directors changed to a formula methodology (Current Equity Compensation Program). Under the Current Equity Compensation Program, each non-employee director receives a ten-year nonqualified stock option to purchase 18,000 shares on the same date as the company’s annual meeting of shareholders. These options are exercisable at fair market value on the date of grant and vest in equal monthly installments over a 12-month period, as measured from the grant date. Under the Current Equity Compensation Program, Messrs. McClendon and Preuss each received an option for 18,000 shares on November 17, 2003. Non-employee directors who had existing unvested options granted under the Old Equity Compensation Program on an annual meeting date did not receive a new grant under the Current Equity Compensation Program.  On November 15, 2004, Messrs. McClendon, Mutch, Norkus and Preuss each received an option for 18,000 shares.  Under the Current Equity Compensation Program, when a new non-employee director joins the board, or when an existing director’s option fully vests under the Old Equity Compensation Program, such director will be awarded a new option for a number of shares determined by multiplying 1,500 by the number of months remaining until the next scheduled annual meeting date, giving credit for any partial month. Such option will vest at the rate of 1,500 shares per month and will be fully vested at the next annual meeting date, at which time the director will receive the normal annual grant.   In connection with his election to the Board, pursuant to the Current Equity Compensation Program, Michael Norkus received an option for 4,500 shares on August 11, 2004.  On March 3, 2005, Robert Degan received an option for 13,500 shares under the Current Equity Compensation Program when his options under the Old Equity Compensation Program became fully vested.

Compensation of Executive Officers

The executive officers of the Company serve at the discretion of the Board of Directors. From time to time, the Compensation Committee of the Board of Directors reviews and determines the salaries that are paid to the Company’s executive officers. The following table sets forth the annual salary rates for the Company’s current executive officers as of the date of this report on Form 10-Q:

Christopher Calisi	$500,000
Chester Baffa	$262,500
Diane N. Gallo	$199,500
W. Michael Gawerecki	$246,500
Michael S. Kerman	$225,000
Vernon A. LoForti	$297,750
John E.G. Matze	$240,000
Robert J. Scroop	$220,500

Employment Arrangements with Current Executive Officers

The following discussion summarizes the employment arrangements between us and our current executive officers as of the date of this report on Form 10-Q:

Mr. Christopher Calisi.  We entered into an employment agreement with Mr. Calisi on March 12, 2001, pursuant to which Mr. Calisi is employed as our President and Chief Executive Officer. The employment agreement has a one-year term, automatically renews for successive one-year terms, and provides that our Board may unilaterally modify Mr. Calisi’s compensation at any time.  If we terminate Mr. Calisi’s employment without cause, then we are obligated to pay him a severance payment equal to his base salary, payable on a pro-rated basis according to our normal payroll cycle for the 12 months following his termination. In addition, he is entitled to receive accelerated vesting for any stock options that would otherwise have vested during the 12-month period following his termination. He is also entitled to receive the cash severance payment if he resigns for good reason because of any of the following events: (i) reduction in compensation of more than 10%; (ii) change in position or duties so that his duties are no longer consistent with his previous position; or (iii) change in principal place of work to more than 50 miles from our current facility without his approval.

In addition, on April 28, 2005, the annual salary of Mr. Calisi was increased by the Compensation Committee to $500,000 effective immediately.  On that day, Mr. Calisi also received (1) a cash bonus of $21,500 effective immediately, (2) a grant of 50,000 restricted shares of our common stock pursuant to the Incentive Plan, which vest in installments of 16,667, 16,667 and 16,666 shares on January 1, 2006, January 1, 2007 and January 1, 2008, respectively, (3) an option to purchase up to 100,000 shares of our common stock at the purchase price of $11.00 per share pursuant to the Incentive Plan, which option is immediately vested as to 11,200 shares, with the remainder vesting at a rate of 2,775 option shares on the last day of the month commencing May 31, 2005 through December 31, 2007, and (4) a grant of an additional 50,000 restricted shares of our common stock (which will vest as to 12,500, 12,500 and 25,000 shares, respectively, if the volume weighted daily average stock price for ten consecutive trading days reaches $20, $25 and $30, respectively, on or before January 1, 2008, provided that Mr. Calisi is employed by us as Chief Executive Officer on such dates(s)).  Mr. Calisi continues to be eligible to receive a performance bonus equivalent to 75% of his base salary pursuant to the Company’s MBO and Bonus Program.  The above referenced stock option grants to Mr. Calisi accelerate upon a Change in Control as defined in the Incentive Plan.  The vesting of shares underling the stock option and restricted stock grants pursuant to the Incentive Plan described above will cease upon termination of  Service to the Company, as defined in the Incentive Plan.

Mr. Chester Baffa.  Mr. Baffa, our Vice President, World-Wide Sales and Customer Support, is an at-will employee and may be terminated by us for any reason, with or without notice.  Mr. Baffa currently earns an annual salary of $262,500 per year.  To date, in fiscal year 2005, Mr. Baffa has been paid sales commissions of $ 26,565.  On November 15, 2004, Mr. Baffa was granted a stock option to purchase up to 32,600 shares of our common stock at the purchase price of $14.29 per share pursuant to the Incentive Plan, which option will vest monthly in arrears from the date of grant in 36 equal installments.   The above referenced stock option grant to Mr. Baffa will

accelerate upon a Change in Control as defined in the Incentive Plan.  The vesting of shares underling the stock option grant pursuant to the Incentive Plan described above will cease upon termination of  Service to the Company, as defined in the Incentive Plan.

Ms. Diane N. Gallo.  Ms. Gallo, our Vice President, Human Resources, is an at-will employee and may be terminated by us for any reason, with or without notice.  Ms. Gallo currently earns an annual salary of $199,500. On November 15, 2004, Ms. Gallo was granted a stock option to purchase up to 37,500 shares of our common stock at the purchase price of $14.29 per share pursuant to the Incentive Plan, which option will vest monthly in arrears from the date of grant in 36 equal installments.   The above referenced stock option grant to Ms. Gallo will accelerate upon a Change in Control as defined in the Incentive Plan.  The vesting of shares underling the stock option grant pursuant to the Incentive Plan described above will cease upon termination of  Service to the Company, as defined in the Incentive Plan.

Mr. W. Michael Gawarecki.  Mr. Gawarecki, our Vice President, Operations, is an at-will employee and may be terminated by us for any reason, with or without notice.  Mr. Gawarecki currently earns an annual salary of $246,500 per year. On November 15, 2004, Mr. Gawarecki was granted a stock option to purchase up to 31,400 shares of our common stock at the purchase price of $14.29 per share pursuant to the Incentive Plan, which option will vest monthly in arrears from the date of grant in 36 equal installments.   The above referenced stock option grant to Mr. Gawarecki will accelerate upon a Change in Control as defined in the Incentive Plan.  The vesting of shares underling the stock option grant pursuant to the Incentive Plan described above will cease upon termination of  Service to the Company, as defined in the Incentive Plan.

Mr. Michael S. Kerman.  Mr. Kerman, our Vice President and General Manager of the Appliance Business Unit, is an at-will employee and may be terminated by us for any reason, with or without notice.  Mr. Kerman currently earns an annual salary of $225,000 per year.  On August 30, 2004,  Mr. Kerman was granted a new-hire option to purchase up to 75,000 shares of our common stock at the purchase price of $13.18 pursuant to the Incentive Plan, which option will vest one-third one year from the date of grant and the remaining two-thirds will vest monthly thereafter in 24 consecutive equal installments.  On April 28, 2005, Mr. Kerman was granted an option to purchase up to 25,000 shares of our common stock at the purchase price of $10.86 per share pursuant to the Incentive Plan, which option will vest monthly in arrears from the date of grant in 36 equal installments.   The above referenced stock option grants to Mr. Kerman will accelerate upon a Change in Control as defined in the Incentive Plan.  The vesting of shares underling the stock option grant pursuant to the Incentive Plan described above will cease upon termination of  Service to the Company, as defined in the Incentive Plan. In addition, we agreed to reimburse Mr. Kerman for up to $100,000 of relocation expenses incurred by Mr. Kerman  in the event that he is terminated without cause on or before April 29, 2006 and he incurs such expenses related to a relocation outside of San Diego within six months of his date of termination.

Mr. Vernon A. LoForti.  We entered into an employment agreement with Mr. LoForti on December 2, 2000, pursuant to which Mr. LoForti is employed as our Vice President and Chief Financial Officer. The employment agreement has a one-year term, automatically renews for successive one-year terms, and provides that our Board may unilaterally modify Mr. LoForti’s compensation at any time.  If we terminate Mr. LoForti’s employment without cause, then we are obligated to pay him a severance payment equal to his base salary, payable on a pro-rated basis according to our normal payroll cycle for the 12 months following his termination. In addition, he is entitled to receive accelerated vesting for any stock options that would otherwise have vested during the 12-month period following his termination. He is also entitled to receive the cash severance payment if he resigns for good reason because of any of the following events: (i) reduction in compensation of more than 10%; (ii) change in position or duties so that his duties are no longer consistent with his previous position; or (iii) change in principal place of work to more than 50 miles from our current facility without his approval.  Mr. LoForti currently earns a salary of $297,750 per year. On November 15, 2004, Mr. LoForti was granted a stock option to purchase up to 29,700 shares of our common stock at the purchase price of $14.29 per share pursuant to the Incentive Plan, which option will vest monthly in arrears from the date of grant in 36 equal installments.   The above referenced stock option grant to Mr. LoForti will accelerate upon a Change in Control as defined in the Incentive Plan.  The vesting of shares underling the stock option grant pursuant to the Incentive Plan described above will cease upon termination of  Service to the Company, as defined in the Incentive Plan.

Mr.  John E.G. Matze.  Mr. Matze, our Vice President and Chief Technology Officer, is an at-will employee and may be terminated by us for any reason, with or without notice.  Mr. Matze currently earns an annual salary of $240,000 per year.  On November 15, 2004, Mr. Matze was granted a stock option to purchase up to 27,100 shares of our common stock at the purchase price of $14.29 per share and on April 28, 2005, was granted an option to purchase up to 35,000 shares of our common stock at the purchase price of $10.86 per share.  Both options were granted pursuant to the Incentive Plan and both options will vest monthly in arrears from the date of grant in 36 equal installments.   The above referenced stock option grants to Mr. Matze will accelerate upon a Change in Control as defined in the Incentive Plan.  The vesting of shares underling the stock option grants pursuant to the Incentive Plan described above will cease upon termination of  Service to the Company, as defined in the Incentive Plan.

Mr. Robert J. Scroop.  Mr. Scroop, our Vice President Engineering, is an at-will employee and may be terminated by us for any reason, with or without notice.  Mr. Scroop currently earns an annual salary of $220,500 per year. On November 15, 2004, Mr. Scroop was granted a stock option to purchase up to 29,700 shares of our common stock at the purchase price of $14.29 per share pursuant to the Incentive Plan, which option will vest monthly in arrears from the date of grant in 36 equal installments.   The above referenced stock option grant to Mr. Scroop will accelerate upon a Change in Control as defined in the Incentive Plan.  The vesting of shares underling the stock option grant pursuant to the Incentive Plan described above will cease upon termination of  Service to the Company, as defined in the Incentive Plan.

Retention Agreements

We entered into retention agreements with Messrs. LoForti, Scroop and Gawarecki effective January 27, 2000, with Mr. Calisi effective March 12, 2001,  with Mr. Baffa effective April 2, 2001, with Ms. Gallo effective August 30, 2002, with Mr. Matze effective June 25, 2003 and with Mr. Kerman effective August 30, 2004.. These agreements provide that the officer will receive a severance payment if, within two years of the consummation of a change in control of Overland, he is terminated without cause or resigns with good reason. These severance payments are based on the officer’s base salary at the time of the consummation of the change in control or the termination date, whatever is higher, plus his target bonus for the year prior to the consummation of the change in control. The agreements provide that, upon a change in control, Mr. Calisi would be entitled to receive an amount equal to 2.5 times his base salary plus target bonus, and Mr. LoForti would be entitled to receive an amount equal to 2.0 times his base salary plus target bonus. Ms. Gallo and Messrs. Baffa, Gawarecki, Kerman, Matze and Scroop each would be entitled to an amount equal to their respective base salary plus target bonus. If any portion of any payment under any of the agreements would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then that payment will be reduced to an amount that is one dollar less than the threshold for triggering the tax imposed by Section 4999 of the Internal Revenue Code.

MBO and Bonus Plan

Our Chief Executive Officer and other executive officers participate in our executive bonus plan which is designed as a performance-based component of their compensation package. The Compensation Committee tailors the bonus plan for each executive to be unique to his area of responsibility. For fiscal year 2005, the plan established by the Compensation Committee has been and will be evaluated and paid on a quarterly basis, and included two performance measurement points for each executive officer:

• our actual earnings per share (EPS) in comparison to the target approved by the Compensation Committee; and

• achievement of individual job performance goals and objectives.

At the end of the first quarter of fiscal year 2005, EPS targets and performance measurement points for each executive officer were met and in October 2004, we paid the following bonuses to our executive officers:  Mr. Calisi, $119,575; Mr. Baffa, $23,763; Ms. Gallo, $30,702; Mr. Gawarecki, $32,001; Mr. Kerman, $12,366; Mr. LoForti, $40,397;  Mr. Matze, $36,572 and Mr. Scroop, $33,268.  No bonuses were paid for the second and third fiscal quarters of 2005, as the EPS targets were not achieved.